EXHIBIT 10.8

                                   AGREEMENT

     This contract dated January 31, 1999 is by and between SEISMIC INTERNATIONAL, INC. ("INTERNATIONAL") and NORTH AMERICAN GEOPHYSICAL ("NORTH AMERICAN"). For and in consideration of the mutual promises and covenants contained within this agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. INTERNATIONAL has a contract (the "Contract") (Attached as "Exhibit A") to provide an interpretive map or maps and related information which may be used to evaluate the potential for potable water supplies with Geophysical de Mexico ("GdM").

     2. NORTH AMERICAN agrees to provide, through the use of various 3-D and 4-D, 3-C and 4-C seismic, electronic and resistivity surveys detailed interpretive map or maps and related information outlined in the Contract with GdM according to the terms and conditions therein outlined as written and amended as necessary. It is understood that the techniques and certain procedures used by NORTH AMERICAN are proprietary information and may not be disclosed except with the written consent of NORTH AMERICAN.

     3. NORTH AMERICAN acknowledges the receipt of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) from GdM on behalf of INTERNATIONAL as part consideration under this Agreement. INTERNATIONAL agrees to pay NORTH AMERICAN additional consideration of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00) prior to the delivery to INTERNATIONAL of the detailed map(s) and related information described in the Contract. Said $2,500,000.00 shall be full payment for said work on contract attached as Exhibit A. Any additional work for future contracts shall be negotiated at the time of presentation.

     4. INTERNATIONAL acknowledges that NORTH AMERICAN has begun preliminary surveys pursuant to this contract. INTERNATIONAL also acknowledges that the work will not be completed until NORTH AMERICAN has received final payment of the $2,500,000.00. NORTH AMERICAN hereby agrees to complete the work within seventy-five (75) days of receipt of final payment. If for any reason other than acts of God or war work is not completed then NORTH AMERICAN will be obligated to refund the entire TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00) received by NORTH AMERICAN to INTERNATIONAL.

     5. NORTH AMERICAN may subcontract any and/or all work required to be performed under this Agreement, as it deems necessary or appropriate. In so doing, NORTH AMERICAN will remain solely liable to INTERNATIONAL to comply with the terms of this Agreement and the Contract with GdM.

     6. NORTH AMERICAN acknowledges that INTERNATIONAL through assignment from a contract with Redbank Petroleum, Inc. dated April 15, 1998 has the right to use all of NORTH AMERICAN's field mapping technologies worldwide. It is further understood that NORTH AMERICAN shall process the data collected into maps for INTERNATIONAL. The fees for this processing shall not be greater than those charged to any other entities by NORTH AMERICAN. INTERNATIONAL acknowledges that the information and techniques used to produced such maps is proprietary and if disclosed to any outside parties may invite undue and unnecessary competition. Therefore, certain aspects of the process shall remain secret. NORTH AMERICAN agrees that should it cease processing the data for any reason or sell either the Technology, company or the rights to any and/or all Technology(s), whether by merger or license to another party or any other form of sale, it will provide any and all software necessary to process the data to INTERNATIONAL and/or its assigns along with the documentation and techniques required for INTERNATIONAL and/or its assigns to process the data themselves.

     7. This instrument constitutes the entire agreement of the parties, and this Agreement supercedes any prior oral or written agreements or understandings concerning the subject matter of this Agreement. This Agreement may not be amended, except by written instrument signed by all parties, referring specifically to this Agreement

     8. This Agreement will be construed under the laws of the State of Texas, and venue for any action in conjunction with this Agreement will be in Dallas County, Texas. All monies and or funds referred to in this contract shall be in United States dollars unless otherwise listed.

     9. This Agreement inures to the benefit of the parties, their assigns, success representatives.

                                     SEISMIC INTERNATIONAL, INC.

                                      /s/ Michael Maguire
                                      Michael Maguire, President


                                     NORTH AMERICAN GEOPHYSICAL

                                     /s/ M.W. Taylor
                                     M.W. Taylor, Director